Exhibit 11

Clifford Chance Rogers & Wells LLP 200 Park Avenue New York, NY 10166 Telephone: 212-878-8000 Facsimile: 212-878-3071

September 28, 2000

Merrill Lynch Corporate Bond Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Corporate Bond Fund, Inc. (the “Fund”) in connection with the proposed acquisition by the Investment Grade Portfolio (“Investment Grade”), a series of the Fund, of substantially all of the assets and the assumption of substantially all of the liabilities of the Quality Bond Portfolio (“Quality Bond”), a series of The Asset Program, Inc. (“Asset Program”), in exchange solely for an equal aggregate value of newly issued shares of common stock of Investment Grade to be distributed thereafter to stockholders of Quality Bond (collectively the “Reorganization”). This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-44238) (the “Registration Statement”), relating to shares of the common stock of the Fund, each with a par value of $0.10 per share (the “Shares”), to be issued in the Reorganization.

As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Quality Bond of the Agreement and Plan of Reorganization between the Fund, on behalf of Investment Grade, and Asset Program, on behalf of Quality Bond, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Clifford Chance Rogers & Wells LLP